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                                                                    EXHIBIT 23.1



                        INDEPENDENT ACCOUNTANTS' CONSENT


Board of Directors
eMerge Interactive, Inc. and Subsidiaries:


We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-39896) of eMerge Interactive, Inc. and subsidiaries of our report dated January 26, 2001, relating to the consolidated balance sheets of eMerge Interactive, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 report on Form 10-K of eMerge Interactive, Inc. and subsidiaries.

                                                  /s/ KPMG LLP


Orlando, Florida
April 2, 2001